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                                  EXHIBIT 14.0


                                 CODE OF ETHICS
              ADOPTED BY THE BOARD OF DIRECTORS ON DECEMBER 8, 2003

Hemagen Diagnostics, Inc. ("Hemagen") and its directors, officers and employees have committed to conduct Hemagen's business in accordance with the highest ethical standards. This Code sets out the principles to which all directors, officers and employees of Hemagen are expected to adhere and advocate in meeting these standards. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to Hemagen, its investors and the public.

                              Conflicts of Interest
                              ---------------------

Hemagen's directors, officers and employees have an obligation to promote the best interests of Hemagen at all times. They should avoid any action which may involve a conflict of interest with Hemagen. Directors, officers and employees should not have any undisclosed, unapproved financial or other business relationships with suppliers, customers or competitors of a magnitude or nature that could impair the independence of any judgment they may need to make on behalf of Hemagen. Conflicts of interest would also arise if a director, officer or employee, or a member of his or her family, receives improper payments or other personal benefits as a result of his or her position in Hemagen.

Directors, officers and employees must also avoid apparent conflicts of interest, which occur where a reasonable observer might assume there is a conflict of interest and, therefore, a loss of objectivity in their dealings on behalf of Hemagen.

Where conflicts of interest arise, directors, officers and employees must provide full disclosure of the circumstances and stand back from any related decision making process. Directors and officers shall provide full disclosure to Hemagen's Audit Committee Chairman, and all other employees shall provide full disclosure to their immediate supervisor.

                             Corporate Opportunities
                             -----------------------

Directors, officers and employees shall not take for themselves any business opportunities that are discovered through the use of Hemagen property, information or position, use Hemagen property, information or position for personal gain, or compete with Hemagen. All directors, officers and employees owe a duty to Hemagen to advance its legitimate business interests when the opportunity to do so arises.

                                 Confidentiality
                                 ---------------

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by Hemagen, except when disclosure is authorized or legally mandated. They should recognize that such information is the property of Hemagen and only the corporation may authorize its publication or use by others. Confidential information includes, but is not limited to, all non-public information that might be used by Hemagen's competitors or harmful to Hemagen or its customers, if disclosed. Officers shall inform subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

                                  Fair Dealing
                                  ------------

Hemagen bases its relationships with customers, suppliers, competitors and employees on fair practices. Accordingly, all directors, officers and employees of Hemagen should endeavor to deal fairly with all customers, suppliers, competitors and employees of Hemagen. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

                   Protection and Proper Use of Hemagen Assets
                   -------------------------------------------

All directors, officers and employees must safeguard Hemagen property, whether it is a piece of equipment, an electronic file or confidential information. All directors, officers and employees should ensure that all Hemagen property is used in an efficient manner and for legitimate business purposes. Theft, carelessness and waste impact Hemagen's profitability, and should be promptly reported.

                              Compliance with Laws
                              --------------------

Directors, officers and employees of Hemagen must respect and follow and cause Hemagen to comply with all governmental laws, rules and regulations applicable to Hemagen's business.

In addition all directors, officers and employees shall comply with Hemagen's Insider Trading Policy and Foreign Corrupt Practices Policy.


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                                   Disclosure
                                   ----------

Hemagen has an obligation to comply with all reporting requirements under the Securities Exchange Act of 1934.

In accordance with Hemagen's disclosure obligations, financial communications and reports will be delivered in a manner that facilitates clarity of content and meaning so that readers and users will be able to determine their significance and consequence quickly and accurately.

All financial officers shall communicate to executive management of Hemagen and to the accountants engaged to conduct an audit of Hemagen's financial statements, all relevant information and professional judgments or opinions. The financial officers shall encourage open communication and full disclosure of financial information by all relevant employees.

Furthermore, any director, officer or employee in possession of material information must not disclose such information before its public disclosure and must take steps to ensure that Hemagen complies with its timely disclosure obligations.

All officers shall ensure that all relevant employees understand Hemagen's open communication and full disclosure standards and processes. Further, all officers shall ensure that all employees are aware of Hemagen's Employee Complaint Policy which encourages employees to submit good faith complaints regarding Hemagen's accounting, internal controls and auditing matters.

                         Compliance with Code of Ethics
                         ------------------------------

If employees have knowledge or are suspicious of any noncompliance with any section of this Code or are concerned whether circumstances could lead to a violation of this Code, they should discuss the situation with their immediate supervisor who will bring it to the attention of the Chief Executive Officer. If the employee feels uncomfortable or otherwise believes it is inappropriate to discuss such matter with their immediate supervisor, then the employee may discuss the matter directly with the Audit Committee Chairman or leave an anonymous message with the Audit Committee Chairman by following the procedures in Hemagen's Employee Complaint Policy.

If directors and executive officers have knowledge or are suspicious of any noncompliance with any section of this Code or are concerned whether circumstances could lead to a violation of this Code, they should discuss the situation with the Audit Committee Chairman.

Hemagen will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation or suspected violation.

Any waiver of this Code for directors, officers or employees may be made only by the Audit Committee and will be promptly disclosed as required by law.

                    Accountability for Adherence to the Code
                    ----------------------------------------

All directors, officers and employees are responsible for abiding by this Code. This includes individuals responsible for the failure to exercise proper supervision and to detect and report a violation by their subordinates. Directors, officers and employees who violate the Code are subject to disciplinary action, up to and including dismissal.

                                    IMPORTANT
                                    ---------

THIS CODE OF ETHICS AND THE POLICIES DESCRIBED IN IT ARE NOT AN EMPLOYEE CONTRACT. HEMAGEN DOES NOT CREATE ANY CONTRACTUAL RIGHTS BY ISSUING THIS CODE OF ETHICS OR THE POLICIES. THIS CODE OF ETHICS DOES NOT LIMIT THE OBLIGATIONS OF ANY EMPLOYEE UNDER ANY EXISTING NON-COMPETE, NON-DISCLOSURE OR OTHER EMPLOYMENT RELATED AGREEMENTS TO WHICH THE EMPLOYEE IS BOUND OR HEMAGEN POLICIES WHICH COVER THE EMPLOYEE. I have read the Hemagen Code of Ethics